1.	Name of Purchasing Portfolio:
	BB&T Intermediate North Carolina Tax-Free Fund


2.	Issuer:	NCSMED DEERFIELD EPISCAPAL


3.	Date of Purchase:		2/19/2004


4.	Underwriter from whom purchased:
				WACHOVIA


5.	Name of Affiliated Underwriter
(as defined in the Rule 10f-3 procedures) managing or participating in syndicate (attach a list of all members of syndicate):

	"BB&T Capital Markets,
a division of Scott and Stringfellow"


6.	Aggregate principal amount of purchase:
					"$500,000 "


7.	Aggregate principal amount of offering:
					"$42,520,000 "


8.	Purchase price (Net of fees and expenses):
					$100.00


9.	Date offering commenced:
			19-Feb-04


10.	"Commission, spread or profit:"
		group net








Have the following condititions been satisfied:
								YES/NO

a.	The securities are part of an issue registered
 under the "Securities Act of 1933, which is being
offered to the public, or" "are ""municipal securities"
"as defined in Section 3(a)(29) of the""Securities Exchange
Act of 1934 or is part of an ""Eligible""Foreign Offering"
"as defined in the Rule or an ""Eligible Rule"
"144A Offering"" as defined in the Rule."			Yes

b.	The purchase was made prior to the end of the first day on
which any sales were made at no more than the price paid by
each other purchaser of securities in that offering or any
"concurrent offering or, if a rights offering, the securities were" purchased on or before the fouth day preceding the day on
which the rights offering terminated.				Yes


c.	The underwriting was a firm commitment underwriting	Yes

d.	"The commission, spread or profit was reasonable and fair in"
relation to that being received by others for underwriting
similar securities during the same period.			   Yes

e.	"In respect of any securities other than municipal securities, the"
issuer of such securities has been in continuous operation of not less than three years (including the operations of
"predecessors), or in respect of any municipal securities, the"
issue of such securities has received an investment grade
rating from a nationally recognized statistical rating
"organization or, if the issuer or entity supplying the revenues"
from which the issue is to be paid shall have been in
continuous operation for less than three years (including the
"operations of any predecessors), it has received one of the"
three highest ratings from at least one such rating service.	  Yes




									YES/NO

f.	The amount of such securities purchased by all of the
Portfolio and investment companies advised by the Adviser
"did not exceed 25% of any such class or, in the case of an"
"Eligible Rule 144A Offering, 25% of the total of the principal"
amount of any class sold to Qualified Institutional Buyers
plus the principal amount of such class in any concurrent
public offering.							Yes


g.	No affiliated underwriter was a direct or indirect participant
or benefitted directly or indirectly from the purchase.			Yes


Portfolio Manager:______________________________
"Robert F. Millikan, CFA"


		Approved:


		Date:


		Board of Trustees Review Date: